As filed with the Securities and Exchange Commission on November 10, 2004.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-A/A

AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

GEORGIA-PACIFIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Georgia	93-0432081

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

133 Peachtree Street, N.E. Atlanta, Georgia	30303

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-35813

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so Registered	Name of each exchange on Which Each Class is to be Registered

Georgia-Pacific Group Rights to Purchase	New York Stock Exchange
Series B Junior Preferred Stock,
no par value
(When Issued and Regular Way)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Georgia-Pacific Corporation, a Georgia corporation (the "Company"), supplements and amends its Registration Statement on Form 8-A, filed on November 26, 1997, as previously amended by Amendment No. 1 on Form 8-A/A, dated October 2, 2001, as follows:

Item 1.	Description Of Registrant's Securities To Be Registered.

On November 5, 2004, the Board of Directors of the Company approved an Amendment (the "Amendment") to the Amended and Restated Rights Agreement, dated as of December 16, 1997, between the Company and EquiServe Trust Company, N.A., as successor Rights Agent, as amended (the "Rights Agreement").  The Amendment effectively terminates the Rights Agreement, and all Rights (as defined in the Rights Agreement) outstanding, as of May 3, 2005.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by this reference.

Item 2.	Exhibits.

List below all exhibits filed as a part of the registration statement:

Exhibit No.

4.1	Amendment No. 4 to Amended and Restated Rights Agreement, dated as of November 8, 2004, by and between Georgia-Pacific Corporation and EquiServe Trust Company, N.A., as Rights Agent.

SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GEORGIA-PACIFIC CORPORATION

Date: November 10, 2004	By:	/s/ DOUGLAS P. ROBERTO

	Name:	Douglas P. Roberto
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment No. 4 to Amended and Restated Rights Agreement, dated as of November 8, 2004, by and between Georgia-Pacific Corporation and EquiServe Trust Company, N.A., as Rights Agent.